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                                                                     EXHIBIT 4.1




                           CERTIFICATE OF DESIGNATION
                                       OF
                  7.25% MANDATORILY CONVERTIBLE PREFERRED STOCK
                                       OF
                          TESORO PETROLEUM CORPORATION

                                  -------------

               Pursuant to Section 151 of the General Corporation
                          Law of the State of Delaware

                                  -------------

                  TESORO PETROLEUM CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Company"), does hereby certify that the following resolution was duly adopted by the Board of Directors of the Company (the "Board") at a special meeting of the Board of Directors held on June 23, 1998:


                  RESOLVED, that pursuant to the authority conferred upon the Board by the provisions of the Company's Restated Certificate of Incorporation (the "Certificate") and in accordance with Section 151 of the General Corporation Law of the State of Delaware, the Board hereby creates, from the 5,000,000 shares of preferred stock, no par value per share (the "Preferred Stock"), of the Company, authorized to be issued pursuant to the Certificate, a series of Preferred Stock consisting of 103,500 shares of 7.25% Mandatorily Convertible Preferred Stock and hereby fixes the voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of such preferences and/or rights, of the shares of that series as follows:

                  Section 1. Designation. (a) The shares of the series will be designated as the 7.25% Mandatorily Convertible Preferred Stock (the "Mandatorily Convertible Preferred Stock"). The total number of authorized shares of the Mandatorily Convertible Preferred Stock will be 103,500.

                  (b) Any shares of the Mandatorily Convertible Preferred Stock that at any time have been acquired upon conversion or otherwise acquired by the Company shall, after such conversion or other acquisition, resume the status of authorized and unissued shares of Preferred Stock without designation as to series until such shares are once more designated as part of a particular series by the Board.

                  Section 2. Rank.

                  The shares of Mandatorily Convertible Preferred Stock will rank on parity, both as to payment of dividends and distribution of assets upon liquidation, with any Preferred Stock issued by the Company in the future that by its terms ranks pari passu with the shares of Mandatorily Convertible Preferred Stock.

                  Section 3. Dividends. (a) The holders of record of the shares of Mandatorily Convertible Preferred Stock shall be entitled to receive, when, as and if declared by the Board out of funds legally available therefor, cash dividends ("Preferred



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Dividends") from the date of the initial issuance of the shares of Mandatorily
Convertible Preferred Stock at the rate of 7.25% per annum or 1.8125% per quarter per share of Mandatorily Convertible Preferred Stock, payable quarterly in arrears on January 1, April 1, July 1 and October 1 or, if any such date is not a business day (as defined in Section 7 hereof), the Preferred Dividend due on such date shall be payable on the next succeeding business day (each such payment date being a "Regular Dividend Payment Date"), subject to upward adjustment pursuant to Section 3(c) hereof. The first dividend period will be from the date of initial issuance of the shares of Mandatorily Convertible Preferred Stock to but excluding October 1, 1998 and will be payable on October 1, 1998. Preferred Dividends shall cease to accrue on shares of Mandatorily Convertible Preferred Stock on the Mandatory Conversion Date (as defined in
Section 4 hereof) or on the date of their earlier conversion. Preferred Dividends shall be payable to holders of record of shares of Mandatorily Convertible Preferred Stock as they appear on the stock register of the Company on record dates not less than 15 nor more than 60 days preceding the payment date thereof, as shall be fixed by the Board. Preferred Dividends payable on shares of Mandatorily Convertible Preferred Stock for any period less than a full quarterly dividend period (or, in the case of the first Preferred Dividend, from the date of initial issuance of the shares of Mandatorily Convertible Preferred Stock to the first Regular Dividend Payment Date) will be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in any period less than one month. Preferred Dividends shall accrue on a daily basis (computed as set forth in the immediately preceding sentence) whether or not there are funds of the Company legally available for the payment of such Preferred Dividends and whether or not such Preferred Dividends are declared. Accrued but unpaid Preferred Dividends shall cumulate as of the Regular Dividend Payment Date on which they first become payable, but no interest shall accrue on accumulated but unpaid Preferred Dividends.

                  (b) Whether or not the Mandatory Conversion Date has occurred,

                  (i) no dividends (other than dividends payable in shares of, or warrants, rights or options exercisable for or convertible into shares of, any capital stock, including without limitation, the Common Stock, of the Company ranking junior to the Mandatorily Convertible Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation (collectively "Junior Stock") and cash in lieu of fractional shares in connection with any such dividend) may be paid or declared in cash or otherwise, nor may any other distribution by made (other than a distribution payable in Junior Stock and cash in lieu of fractional shares in connection with any such distribution), on any Junior Stock;

                  (ii) no shares of any Junior Stock may be purchased, redeemed or otherwise acquired by the Company or any of its subsidiaries (except in connection with a reclassification or exchange of any Junior Stock through the issuance of other Junior Stock (and cash in lieu of fractional shares in connection therewith) or the purchase, redemption or other acquisition of any Junior Stock with any Junior Stock (and cash in lieu of fractional shares in connection therewith)) nor may any funds be set aside or made available for any sinking funds for the purchase, redemption or acquisition of any Junior Stock; and

                  (iii) no dividends or other distributions may be declared or paid on any Preferred Stock (including the Mandatorily Convertible Preferred Stock) that does not constitute Junior Stock ("Parity Preferred Stock") (other than dividends



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         or other distributions payable in Junior Stock and cash in lieu of fractional shares in connection therewith), and the Company may not purchase, redeem or otherwise acquire any Parity Preferred Stock (except with any Junior Stock and cash in lieu of fractional shares in connection therewith and except with the right, subject to the requirement set out following clause (D) of this paragraph and any similar requirement of any other Preferred Stock, to receive accrued and unpaid dividends)

unless, in the case of either (i) or (ii) or (iii):

                  (A) full dividends on Parity Preferred Stock have been paid, or declared and set aside for payment, for all dividend periods terminating on or prior to the date of such dividend, distribution, purchase, redemption, acquisition, setting aside or making available, as applicable, to the extent such dividends are cumulative,

                  (B) dividends in full for the current quarterly dividend period have been paid, or declared and set aside for payment, on all Parity Preferred Stock to the extent such dividends are cumulative,

                  (C) the Company has paid or set aside all amounts, if any, then or theretofore required to be paid or set aside for all purchase, retirement and sinking funds, if any, for any Parity Preferred Stock, and

                  (D) the Company is not in default on any of its obligations to redeem any Parity Preferred Stock,

or, in the case of (iii) only, with respect to the declaration and payment of dividends on Parity Preferred Stock, any such dividends are declared and paid pro rata so that the amounts of any dividends declared and paid per share of Mandatorily Convertible Preferred Stock and each other share of Parity Preferred Stock will in all cases bear to each other the same ratio that accrued and unpaid dividends (including any accumulation with respect to unpaid dividends for prior dividend periods, if such dividends are cumulative) per share of Mandatorily Convertible Preferred Stock and such other share of Parity Preferred Stock bear to each other.

                  (c) If a Reset Transaction (as defined below) has occurred, the dividend rate on the Mandatorily Convertible Preferred Stock shall be increased (but not decreased) to the rate per annum that is the arithmetic average of the rates quoted by two Reference Dealers (as defined in Section 7 hereof) selected by the Company or its successor as the dividend rate that the Mandatorily Convertible Preferred Stock should bear so that the fair market value, expressed in dollars, of a share of Mandatorily Convertible Preferred Stock immediately after the later of (i) the public announcement of such Reset Transaction and (ii) the public announcement of a change in dividend policy in connection with such Reset Transaction but without giving effect to any adjustments pursuant to Sections 4(e)(i) through 4(e)(iv) hereof, shall equal the average Closing Price of a share of Mandatorily Convertible Preferred Stock (it being understood that, in the event any shares of Mandatorily Convertible Preferred Stock are represented by depositary shares, the average Closing Price of the Mandatorily Convertible Preferred Stock shall be determined by reference to the average Closing Price of such depositary shares) for the twenty Trading Days immediately preceding the date of public announcement of such Reset Transaction. A "Reset Transaction" is any consolidation, merger, sale, transfer or statutory exchange to which the provisions of Section 4(f) apply or any dividend or distribution to which the provisions of Section 4(e)(iv) apply, as a result of which the Mandatorily Convertible Preferred Stock is convertible on and after the effective date of such transaction into shares (including those of the Company) which either (i) had a Dividend Yield (as defined in Section 7 hereof) for the four fiscal quarters immediately preceding the public announcement of such transaction which was, or (ii) are issued by an entity (including the Company) that has publicly announced a dividend policy prior to the effective date of such transaction which policy, if implemented, would result in a Dividend Yield on such shares for the next four fiscal quarters which would be, more than 250 basis points higher than the Dividend Yield on the Common Stock for the four fiscal quarters immediately preceding the public announcement of such transaction.

                  (d) Whenever the dividend rate on the Mandatorily Convertible Preferred Stock is increased as provided in Section 3(c), the Company or its successor shall:

                  (i) forthwith compute the increased dividend rate in accordance with Section 3(c) and prepare a certificate signed by the Chief Financial Officer, any Vice President, the Treasurer or the Controller of the Company or its successor setting forth the increased dividend rate, the applicable rates quoted by the two Reference Dealers selected by the Company or its successor for such rate quotes and the arithmetic average of those rate quotes, and the facts requiring such increase and upon which such increase is based, which certificate shall be conclusive, final and binding evidence of the correctness of the increase, and shall file such certificate forthwith with the transfer agent or agents for the shares of Mandatorily Convertible Preferred Stock and any depositary for any shares of Mandatorily Convertible Preferred Stock represented by depositary shares;

                  (ii) make a prompt public announcement stating that the dividend rate on the Mandatorily Convertible Preferred Stock has been increased and setting forth the increased dividend rate; and

                 (iii) mail a notice stating that the dividend rate on the Mandatorily Convertible Preferred Stock has been increased, the facts requiring such increase and upon which such increase is based and setting forth the increased dividend rate to the holders of record of the outstanding shares of the Mandatorily Convertible Preferred Stock, and, in the event any shares of Mandatorily Convertible Preferred Stock are represented by depositary shares, to the holders of record of the depositary receipts evidencing such depositary shares, no later than 45 days after the end of the Company's fiscal quarter period during which the Reset Transaction resulting in such increase occurred.

                  Section 4. Conversion Rights. (a) Unless previously converted at the option of the holder into Common Stock in accordance with the provisions of Section 4(c), on July 1, 2001 (the "Mandatory Conversion Date") each outstanding share of Mandatorily Convertible Preferred Stock will convert automatically (the "Mandatory Conversion") into a number of shares of Common Stock at the Conversion Rate (as defined below) in effect on the Mandatory Conversion Date and the holder thereof shall have the right to receive an amount in cash equal to all accrued and unpaid Preferred Dividends on such share of Mandatorily Convertible Preferred Stock (other than



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                                                                               5

previously declared Preferred Dividends payable to a holder of record as of a prior date) to the Mandatory Conversion Date, whether or not declared, out of funds legally available for the payment of Preferred Dividends, subject to the requirement set forth following clause (D) of Section 3(b) above and any similar requirement of any other Certificate of Designations for Preferred Stock. The "Conversion Rate" is initially equal to (i) if the Conversion Price (as defined in Section 7 hereof) is greater than or equal to $18.85 (the "Threshold Appreciation Price"), 84.55 shares of Common Stock per share of Mandatorily Convertible Preferred Stock, (ii) if the Conversion Price is less than the Threshold Appreciation Price but is greater than $15.9375 (the "Initial Price"),
(A) a fraction equal to the Initial Price divided by the Conversion Price of (B) 100 shares of Common Stock per share of Mandatorily Convertible Preferred Stock and (iii) if the Conversion Price is less than or equal to the Initial Price, 100 shares of Common Stock per share of Mandatorily Convertible Preferred Stock. The ratios of shares of Common Stock per share of Mandatorily Convertible Preferred Stock specified in clauses (i), (ii) and (iii) of the immediately preceding sentence are hereinafter referred to as the "Share Components". The Share Components are subject to adjustment as set forth in Section 4(e) and the Threshold Appreciation Price and the Initial Price are subject to adjustment as set forth in Section 4(g).

                  (b) Preferred Dividends on the shares of Mandatorily Convertible Preferred Stock shall cease to accrue and such shares of Mandatorily Convertible Preferred Stock shall cease to be outstanding on the Mandatory Conversion Date. The Company shall make such arrangements as it deems appropriate for the issuance of certificates representing shares of Common Stock and for the payment of cash in respect of accrued and unpaid dividends on the Mandatorily Convertible Preferred Stock, if any, or cash in lieu of fractional shares, if any, without interest, in exchange for and contingent upon surrender of certificates representing the shares of Mandatorily Convertible Preferred Stock, and the Company may defer the payment of dividends on such shares of Common Stock until, and make such payment contingent upon, the surrender of certificates representing the shares of Mandatorily Convertible Preferred Stock, provided that the Company shall give the holders of the shares of Mandatorily Convertible Preferred Stock such notice of any such actions as the Company deems appropriate and upon such surrender such holders shall be entitled to receive such dividends declared and paid, if any, without interest, on such shares of Common Stock subsequent to the Mandatory Conversion Date.

                  (c) Shares of Mandatorily Convertible Preferred Stock are convertible, in whole or in part, at the option of the holders thereof ("Optional Conversion"), at any time after July 26, 1998 and prior to the Mandatory Conversion Date, into shares of Common Stock at a rate of 84.55 shares of Common Stock for each share of Mandatorily Convertible Preferred Stock (the "Optional Conversion Rate"), subject to adjustment as set forth in Sections 4(e) and 4(f). Optional Conversion of shares of Mandatorily Convertible Preferred Stock may be effected by delivering certificates evidencing such shares, together with written notice of conversion and proper assignment of such certificates to the Company or in blank (and, if Optional Conversion is to occur after the close of business on a record date for any payment of declared Preferred Dividends and before the opening of business on the next succeeding dividend payment date, payment in cash of an amount equal to the Preferred Dividend payable on such date on such shares), to the office of any transfer agent for the shares of Mandatorily Convertible Preferred Stock or to any other office or agency maintained by the Company for that purpose and otherwise in accordance with Optional Conversion procedures established



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by the Company. Each Optional Conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the foregoing requirements shall have been satisfied. The Optional Conversion shall be at the Optional Conversion Rate in effect at such time on such date.

                  (d) Holders of shares of Mandatorily Convertible Preferred Stock at the close of business on a record date for any payment of declared Preferred Dividends shall be entitled to receive the Preferred Dividend so declared on such shares of Mandatorily Convertible Preferred Stock on the corresponding dividend payment date notwithstanding the Optional Conversion of such shares of Mandatorily Convertible Preferred Stock following such record date and prior to such dividend payment date. However, shares of Mandatorily Convertible Preferred Stock surrendered for Optional Conversion after the close of business on a record date for any payment of declared Preferred Dividends and before the opening of business on the next succeeding dividend payment date must be accompanied by payment in cash of an amount equal to the Preferred Dividend payable on such date on such shares. Except as provided above, upon any Optional Conversion of shares of Mandatorily Convertible Preferred Stock, the Company shall make no payment of or allowance for unpaid Preferred Dividends, whether or not in arrears, on such shares of Mandatorily Convertible Preferred Stock as to which Optional Conversion has been effected or previously declared dividends or distributions on the shares of Common Stock issued upon such Optional Conversion.

                  (e) The Conversion Rate and the Optional Conversion Rate are each subject to adjustment from time to time as provided below in this Section 4(e).

                  (i) If the Company shall pay or make a dividend or other distribution with respect to its Common Stock in shares of Common Stock (including by way of reclassification of any shares of its Common Stock (other than pursuant to any of the transactions set forth in Section 4(f)), each of the Share Components and the Optional Conversion Rate in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be increased by multiplying each Share Component and the Optional Conversion Rate by a fraction of which the numerator shall be the sum of the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination, excluding the effect of such dividend or distribution, plus the total number of shares of Common Stock constituting such dividend or other distribution, and of which the denominator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination, excluding the effect of such dividend or distribution, such increase to become effective at the opening of business on the day following the date fixed for such determination. For the purposes of this Section 4(e)(i), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company and the number of shares constituting such dividend or other distribution shall include shares represented by cash issued in lieu of fractional shares of Common Stock.

                 (ii) In case shares of Common Stock outstanding shall be subdivided or split into a greater number of shares of Common Stock, each of the Share Components and the Optional Conversion Rate in effect at the opening of business on the day following the day upon which such subdivision or split



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         becomes effective shall be proportionately increased, and, conversely, in case outstanding shares of Common Stock shall be combined into a lesser number of shares of Common Stock, each of the Share Components and the Optional Conversion Rate in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately reduced, such increases or reductions, as the case may be, to become effective at the opening of business on the day following the day upon which such subdivision or split or combination becomes effective.

                 (iii) If the Company shall, after the date hereof, issue rights or warrants to all holders of its Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Current Market Price (as defined in Section 7 hereof) of the Common Stock on the record date for the determination of stockholders entitled to receive such rights or warrants, then in each case each of the Share Components and the Optional Conversion Rate shall be adjusted by multiplying such Share Components and the Optional Conversion Rate in effect on such record date by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the record date for issuance of such rights or warrants, excluding the effect of such issuance, plus the number of additional shares of Common Stock offered for subscription or purchase pursuant to such rights or warrants, and of which the denominator shall be the number of shares of Common Stock outstanding at the close of business on the record date for issuance of such rights or warrants, excluding the effect of such issuance, plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at such Current Market Price (determined by multiplying such total number of offered shares by the exercise price of such rights or warrants and dividing the product so obtained by such Current Market Price). Such adjustment shall become effective at the opening of business on the business day next following the record date for the determination of stockholders entitled to receive such rights or warrants. Shares of Common Stock held by the Company or by another company of which a majority of the shares entitled to vote in the election of directors are held, directly or indirectly, by the Company shall not be deemed to be outstanding for purposes of such computation. Any shares of Common Stock issuable in payment of a dividend shall be deemed to have been issued immediately prior to the close of business on the record date for such dividend for purposes of calculating the number of outstanding shares of Common Stock under this Section 4(e)(iii). To the extent that shares of Common Stock are not delivered by reason of the expiration of such rights or warrants, each of the Share Components and the Optional Conversion Rate shall be readjusted to the Share Components and the Optional Conversion Rate which would then be in effect had the adjustments made by reason of the issuance of such rights or warrants been made upon the basis of the issuance of rights or warrants in respect of only the number of shares of Common Stock actually delivered.

                  (iv) If the Company shall pay a dividend or make a distribution to all holders of Common Stock consisting of evidences of its indebtedness, cash or other assets (including shares of capital stock of the Company other than dividends or distributions of Common Stock (or other common stock of the



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         Company issued by way of reclassification) referred to in Section
         4(e)(i) above but excluding any cash dividends or distributions, other than Extraordinary Cash Distributions (as defined below)), or shall issue to all holders of Common Stock rights or warrants to subscribe for or purchase any of its securities (other than those referred to in Section 4(e)(iii) above), then in each such case each of the Share Components and the Optional Conversion Rate shall be adjusted by multiplying such Share Components and the Optional Conversion Rate in effect on the record date for such dividend or distribution or for the determination of stockholders entitled to receive such rights or warrants, as the case may be, by a fraction of which the numerator shall be the Current Market Price per share of the Common Stock on such record date, and of which the denominator shall be such Current Market Price per share of Common Stock less either (A) the fair market value (as determined by the Board, whose determination shall be conclusive) on such record date of the portion of the assets or evidences of indebtedness so distributed, or of such rights or warrants, applicable to one share of Common Stock or (B) if applicable, the amount of the Extraordinary Cash Distribution applicable to one share of Common Stock. Such adjustment shall become effective at the opening of business on the business day next following the record date for such dividend or distribution or for the determination of holders entitled to receive such rights or warrants, as the case may be. "Extraordinary Cash Distribution" means, with respect to any cash dividend or distribution paid on any date, the amount, if any, by which all cash dividends or distributions on the Common Stock paid during the consecutive 12-month period ending on and including such date (other than cash dividends and cash distributions for which a prior adjustment to each of the Share Components and the Optional Conversion Rate was previously made), exceeds, on a per share of Common Stock basis, ten percent (10%) of the average daily Closing Price of the Common Stock over such consecutive 12-month period.

                  (v) Anything in this Section 4 notwithstanding, the Company shall be entitled (but shall not be required) to make such upward adjustments in each of the Share Components and the Optional Conversion Rate in addition to those set forth by this Section 4, as the Company, in its sole discretion, shall determine to be advisable, in order that any stock dividend, subdivision or split of stock, distribution of rights to purchase stock or securities, or distribution of securities convertible into or exchangeable for stock (or any transaction that could be treated as any of the foregoing transactions pursuant to
         Section 305 of the Internal Revenue Code of 1986, as amended, or any successor provision) hereafter made by the Company to its stockholders will not be taxable in whole or in part.

                  (vi) All adjustments to each of the Share Components and the Optional Conversion Rate shall be calculated to the nearest 1/100th of a share of Common Stock. No adjustment in the Share Components or the Optional Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) therein; provided, however, that any adjustments which are not made by reason of this subsection shall be carried forward and taken into account in any subsequent adjustment. All adjustments to the Share Components and the Optional Conversion Rate shall be made successively.

                  (vii) Prior to taking any action that could result in adjustment affecting the Conversion Rate or the Optional Conversion Rate such that the imputed

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         conversion price for shares of Common Stock issued upon Mandatory
         Conversion or upon Optional Conversion would be below the then par value of the Common Stock, the Company shall take any corporate action which may, in the opinion of its Board, be necessary in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock at the Conversion Rate or the Optional Conversion Rate as so adjusted.

                  (f) In case of any consolidation or merger to which the Company is a party (other than a merger or consolidation in which the Company is the surviving or continuing corporation and in which each share of Common Stock outstanding immediately prior to the merger or consolidation remains unchanged in all material respects), or in case of any sale or transfer to another corporation of the property of the Company as an entirety or substantially as an entirety, or in the case of any statutory exchange of securities with another corporation (other than in connection with a merger or acquisition), each share of Mandatorily Convertible Preferred Stock shall, after consummation of such transaction, be subject to (i) conversion at the option of the holder into the kind and amount of securities, cash or other property receivable upon consummation of such transaction by a holder of the number of shares of Common Stock (including fractional shares for this purpose) into which such share of Mandatorily Convertible Preferred Stock might have been converted immediately prior to consummation of such transaction (or, if such transaction is consummated prior to July 26, 1998, into which such share of Mandatorily Convertible Preferred Stock might have been converted immediately prior to consummation of such transaction if such conversion had occurred immediately after such date) and (ii) conversion on the Mandatory Conversion Date into the kind and amount of securities, cash or other property receivable upon consummation of such transaction by a holder of the number of shares of Common Stock (including fractional shares for this purpose) into which such share of Mandatorily Convertible Preferred Stock would have been converted if the conversion on the Mandatory Conversion Date had occurred immediately prior to the date of consummation of such transaction, plus, in the case of (ii), the right, subject to the requirement set forth following clause (D) of Section 3(b) and any similar requirement of any other Certificate of Designations for Preferred Stock, to receive cash in an amount equal to all accrued and unpaid dividends on such share of Mandatorily Convertible Preferred Stock (other than previously declared dividends payable to a holder of record as of a prior date); and assuming in each case that such holder of shares of Common Stock failed to exercise rights of election, if any, as to the kind or amount of securities, cash or other property receivable upon consummation of such transaction (provided that, if the kind or amount of securities, cash or other property receivable upon consummation of such transaction is not the same for each non-electing share, then the kind and amount of securities, cash or other property receivable upon consummation of such transaction for each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares). The kind and amount of securities into or for which the shares of Mandatorily Convertible Preferred Stock shall be convertible after consummation of such transaction shall be subject to adjustment as described in Section 4(e) following the date of consummation of such transaction. The Company may not become a party to any such transaction unless the terms thereof are consistent with the foregoing and with the provisions of Section 3(c).

                  (g) If an adjustment is made to the Share Components pursuant to any of Sections 4(e)(i) through 4(e)(iv), an adjustment shall also be made to the Threshold Appreciation Price and the Initial Price as such terms are used to determine which of clauses (i), (ii) or (iii) of the definition of "Conversion Rate" will apply at the Mandatory Conversion Date and for purposes of calculating the fraction in sub-clause (ii)(A) of the definition of Conversion Rate. The required adjustments to the Threshold Appreciation Price and the Initial Price shall be made at the Mandatory Conversion Date by multiplying each of the Threshold Appreciation Price and the Initial Price by the inverse of the cumulative number or fraction determined pursuant to the Share Component adjustment procedures described in Section 4(e). In the case of the reclassification of any shares of Common Stock into any common stock other than Common Stock, such common stock shall be deemed Common Stock solely to determine the Threshold Appreciation Price and the Initial Price and to apply the Conversion Rate at the Mandatory Conversion Date. Each such adjustment to the Threshold Appreciation Price or the Initial Price shall be made successively.

                  (h) Whenever the Share Components and the Optional Conversion Rate are adjusted as provided in Section 4(e) and 4(g), the Company shall:

                  (i) forthwith compute the adjusted Share Components, Optional Conversion Rate, Threshold Appreciation Price and Initial Price in accordance with this Section 4 and prepare a certificate signed by the Chief Financial Officer, any Vice President, the Treasurer or the Controller of the Company setting forth the adjusted Share Components, Optional Conversion Rate, Threshold Appreciation Price and Initial Price, the method of calculation thereof in reasonable detail and the facts requiring such adjustment and upon which such adjustment is based, which certificate shall be conclusive, final and binding evidence of the correctness of the adjustment, and shall file such certificate forthwith with the transfer agent or agents for the shares of Mandatorily Convertible Preferred Stock and any depositary for any shares of Mandatorily Convertible Preferred Stock represented by depositary shares;

                  (ii) make a prompt public announcement stating that the Share Components, Optional Conversion Rate, Threshold Appreciation Price and Initial Price have been adjusted and setting forth the adjusted Share Components, Optional Conversion Rate, Threshold Appreciation Price and Initial Price, including, in the event any shares of Mandatorily Convertible Preferred Stock are represented by depositary shares, the adjusted Share Components or Optional Conversion Rate on a per depositary share basis; and

                  (iii) mail a notice stating that the Share Components, Optional Conversion Rate, Threshold Appreciation Price and Initial Price have been adjusted, the facts requiring such adjustment and upon which such adjustment is based and setting forth the adjusted Share Components, Optional Conversion Rate, Threshold Appreciation Price and Initial Price to the holders of record of the outstanding shares of the Mandatorily Convertible Preferred Stock, and, in the event any shares of Mandatorily Convertible Preferred Stock are represented by depositary shares, to the holders of record of the depositary receipts evidencing such depositary shares, no later than 45 days after the end of the Company's fiscal quarter period during which the facts requiring such adjustment occurred.

                  (i) In case, at any time while any of the shares of Mandatorily Convertible Preferred Stock are outstanding,

                  (i) the Company shall declare a dividend (or any other distribution) on the Common Stock, excluding any cash dividends other than Extraordinary Cash Distributions, or

                  (ii) the Company shall authorize the issuance to all holders of the Common Stock of rights or warrants to subscribe for or purchase shares of the Common Stock or of any other subscription rights or warrants, or

                  (iii) the Company shall authorize any reclassification of the Common Stock (other than a subdivision, split or combination thereof) or of any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company is required (except for a merger of the Company into one of its subsidiaries solely for the purpose of changing the corporate domicile of the Company to another state of the United States and in connection with which there is no substantive change in the rights or privileges of any securities of the Company other than changes resulting from differences in the corporate statutes of the state the Company was then domiciled in and the new state of domicile), or of the sale or transfer of all or substantially all the assets of the Company (except to one or more wholly owned subsidiaries), then the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of the shares of Mandatorily Convertible Preferred Stock, and shall cause to be mailed to the holders of shares of Mandatorily Convertible Preferred Stock at their last addresses as they shall appear on the stock register, and, in the event any shares of Mandatorily Convertible Preferred Stock are represented by depositary shares, to the holders of record of the depositary receipts evidencing such depositary shares, at least 10 business days before the date specified in clause (A) or (B) below (or the earlier of such specified dates, in the event that more than one date is specified), a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution, or issuance of rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, or issuance of rights or warrants are to be determined, or (B) the date on which any such reclassification, consolidation, merger, sale or transfer is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property (including cash), if any, deliverable upon such reclassification, consolidation, merger, sale or transfer. The failure to give or receive the notice required by this subsection (i) or any defect therein shall not affect the legality or validity of any such dividend, distribution, issuance of any right or warrant or other action.

                  5. No Fractional Shares. (a) No fractional shares of Common Stock shall be issued upon the conversion of any shares of the Mandatorily Convertible Preferred Stock. In lieu of any fractional share otherwise issuable in respect of shares of Mandatorily Convertible Preferred Stock of any holder that are converted upon Mandatory Conversion or any Optional Conversion, such holder shall be entitled to receive an amount in cash (computed to the nearest cent) equal to the same fraction of the Closing Price of the Common Stock determined (a) as of the fifth Trading Day immediately preceding the Mandatory Conversion Date, in the case of Mandatory Conversion, or (b) as of the second Trading Day immediately preceding the effective date of conversion, in the case of an Optional Conversion by a holder. At any time that any shares of Mandatorily Convertible Preferred Stock are represented by depositary shares pursuant to a depositary agreement with the Company, the Company may treat each holder of such depositary shares as a holder of the number (including fractions) of shares of Mandatorily Convertible Preferred Stock represented by the depositary shares of such holder for the purposes of computing the fractional shares of Common Stock otherwise issuable in respect of the conversion of any shares of Mandatorily Convertible Preferred Stock or the payment of any dividend.

                  (b) If payment in cash in lieu of fractional shares of Common Stock in accordance with the preceding paragraph would result in the Company's failure to be in compliance with any debt instrument to which it is a party, the Company shall be entitled to deliver a whole share of Common Stock in lieu of cash to holders of shares of Mandatorily Convertible Preferred Stock (or depositary shares representing shares of Mandatorily Convertible Preferred Stock) entitled to fractional shares of Common Stock (beginning with the holders entitled to the largest fractional shares) until delivery of cash in lieu of fractional shares of Common Stock to the remaining holders would no longer result in the Company's failure to be in compliance with such debt instrument.

                  6. Reservation of Common Stock. The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of shares of Mandatorily Convertible Preferred Stock as herein provided, free from any preemptive rights, such maximum number of shares of Common Stock as shall from time to time be issuable upon the Mandatory Conversion or Optional Conversion of all the shares of Mandatorily Convertible Preferred Stock then outstanding.

                  7.  Certain Definitions. As used in this Certificate of
Designations:

                  (i) the term "business day" shall mean any day other than a Saturday, a Sunday or a day on which the NYSE, banking institutions or trust companies in New York, New York, are authorized or obligated by law or executive order to close;

                  (ii) the term "Closing Price" of any security shall mean on any date of determination (i) the closing sale price (or, if no closing sale price is reported, the last reported sale price) of such security (regular way) on the New York Stock Exchange (the "NYSE") on such date,
         (ii) if such security is not listed for trading on the NYSE on any such date, as reported in the composite transactions for the principal United States securities exchange on which such security is so listed,
         (iii) if such security is not so listed on a United States securities exchange, as reported by the NASDAQ Stock Market, (iv) if such security is not so reported, the last quoted bid price for such security in the over-the-counter market as reported by the National Quotation Bureau or similar organization, or (v) if such security is not so quoted, the average of the mid-point of the last bid and ask prices for such security from each of at least three nationally recognized investment banking firms selected by the Company for such purpose;

                  (iii) the term "Conversion Price" shall mean the average Closing Price per share of Common Stock for the 20 Trading Days immediately prior to (but not including) the Mandatory Conversion Date; provided, however, that, if there are not 20 Trading Days for the Common Stock occurring later than the 60th calendar day immediately prior to, but not including, the Mandatory Conversion Date, the

         "Conversion Price" shall be the market value per share of Common Stock as of the Mandatory Conversion Date as determined by a nationally recognized investment banking firm retained for such purpose by the Company;

                  (iv) the term "Current Market Price" means, as of any date of determination, the average Closing Price per share of Common Stock for the 20 Trading Days immediately prior to the date of determination; provided, however, that if there are not 20 Trading Days for the Common Stock occurring later than the 60th calendar day immediately prior to, but not including, such date, the Current Market Price shall be determined as the market value per share of Common Stock as of such date as determined by a nationally recognized investment banking firm retained for such purpose by the Company;

                  (v) the term "Dividend Yield" shall mean, with respect to any security for any period, the dividends paid or proposed to be paid pursuant to an announced dividend policy on such security for such period divided by, if with respect to dividends paid on such security, the average Closing Price of such security during such period and, if with respect to dividends so proposed to be paid on such security, the Closing Price of such security on the effective date of the related Reset Transaction;

                  (vi) the term "record date" shall be such date as is from time to time fixed by the Board with respect to the receipt of dividends or the taking of any action or exercise of any voting rights permitted hereby; and

                  (vii) the term "Reference Dealer" shall mean a dealer engaged in the trading of convertible securities;

                  (viii) the term "Trading Day" shall mean a business day on which the security, the Closing Price of which is being determined, (A) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and (B) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of such security.

                  8. Payment of Taxes. The Company shall pay any and all documentary, stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on the conversion of shares of Mandatorily Convertible Preferred Stock pursuant to Section 4; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any registration or transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the registered holder of shares of Mandatorily Convertible Preferred Stock converted or to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid.

                  9. Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, and subject to the rights of the holders of any other series of Preferred Stock, the holders of outstanding shares of Mandatorily Convertible Preferred Stock are entitled to receive the sum of $1,593.75 per share, plus an amount equal to any accrued and unpaid dividends thereon, out of the assets of the Company available for distribution to stockholders, before any distribution of assets is made to holders of Junior Stock upon liquidation, dissolution or winding up. If upon any voluntary or involuntary liquidation, dissolution, or winding up of the Company, the assets of the Company are insufficient to permit the payment of the full preferential amounts payable with respect to shares of Mandatorily Convertible Preferred Stock and all other series of Parity Preferred Stock, the holders of shares of Mandatorily Convertible Preferred Stock and of all other series of Parity Preferred Stock shall share ratably in any distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of Mandatorily Convertible Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company. A consolidation or merger of the Company with one or more corporations or a sale or transfer of substantially all the assets of the Company shall not be deemed to be a liquidation, dissolution, or winding up of the Company.

                  10. Voting Rights. The holders of shares of Mandatorily Convertible Preferred Stock shall not be entitled to any voting rights, except as required by applicable state law or as described below.

                  (a) In the event that dividends on the shares of Mandatorily Convertible Preferred Stock or any other series of Preferred Stock shall be in arrears and unpaid for six quarterly dividend periods, or if any other series of Preferred Stock shall be entitled for any other reason to exercise voting rights, separate from the Common Stock, to elect any Directors of the Company ("Preferred Stock Directors"), the holders of the shares of Mandatorily Convertible Preferred Stock (voting separately as a class with holders of all other series of Preferred Stock which does not have a separate class vote and upon which like voting rights have been conferred and are exercisable), with each share of Mandatorily Convertible Preferred Stock entitled to 100 votes on this and other matters in which Preferred Stock votes as a group, shall be entitled to vote for the election of two Preferred Stock Directors, such Directors to be in addition to the number of Directors constituting the Board immediately prior to the accrual of such right. Such right, when vested, shall continue until all dividends in arrears on the shares of Mandatorily Convertible Preferred Stock and such other series of Preferred Stock shall have been paid in full and the right of any other series of Preferred Stock to exercise voting rights, separate from the Common Stock, to elect any Preferred Stock Directors shall terminate or have terminated, and, when so paid and such termination occurs or has occurred, such right of the holders of the shares of Mandatorily Convertible Preferred Stock shall cease. Upon any termination of the aforesaid voting right, subject to the requirements of the General Corporation Law of the State of Delaware and the Certificate, such Preferred Stock Directors shall cease to be Directors of the Company and shall be required to resign.

                  (b) The Company will not, without the approval of the holders of at least 66-2/3% of all the shares of Mandatorily Convertible Preferred Stock then outstanding: (i) amend, alter, or repeal any of the provisions of the Certificate or the By-laws of the Company so as to affect adversely the powers, preferences or rights of the holders of the shares of Mandatorily Convertible Preferred Stock then outstanding or reduce the minimum time required for any notice to which only the holders of the shares of Mandatorily Convertible Preferred Stock then outstanding may be entitled (an amendment of the Certificate to authorize or create, or to increase the authorized amount of or to issue, Junior Stock, Preferred Stock ranking on parity with the shares of Mandatorily Convertible Preferred Stock or any stock of any class ranking on parity with the shares of Mandatorily Convertible Preferred Stock shall be deemed not to affect adversely the powers, preferences or rights of the holders of the shares of Mandatorily Convertible Preferred Stock); (ii) create any series of Preferred Stock ranking prior to the shares of Mandatorily Convertible Preferred Stock as to payment of dividends or the distribution of assets upon liquidation; or (iii) authorize or create, or increase the authorized amount of, any capital stock, or any security convertible into capital stock, of any class ranking prior to the shares of Mandatorily Convertible Preferred Stock as to payment of dividends or the distribution of assets upon liquidation.

                  11. Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.


                  IN WITNESS WHEREOF, Tesoro Petroleum Corporation has caused this Certificate of Designation to be signed by James C. Reed, Jr., its Executive Vice President, General Counsel and Secretary, and attested by , its Assistant Secretary, as of this 25th day of June, 1998.

                                        TESORO PETROLEUM CORPORATION,

                                        By /s/ BRUCE A. SMITH
                                           -------------------------------------
                                        Name:  Bruce A. Smith
                                        Title: Chairman, President, and Chief
                                                Executive Officer



Attest:

  By /s/ JAMES C. REED, JR.
     --------------------------
     Name:  James C. Reed, Jr.
     Title: Secretary